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06132016 MSFT Conference Call

MSFT Conference Call

Chris Suh, Satya Nadella, Jeff Weiner, Amy Hood, Brad Smith

Monday, June 13, 2016

(Operator Direction.)

CHRIS SUH:  Great.  Good morning and thank you for joining us today.

On the call with me today are Satya Nadella , Chief Executive Officer; Jeff Weiner, Chief Executive Officer of LinkedIn; Amy Hood, Chief Financial Officer; and Brad Smith, President and Chief Legal Officer.

On our website, Microsoft.com/investor, is a slide deck which follows today’s presentation.  As a reminder, today’s call is being webcast live and recorded.  If you ask a question, it will be included in our live transmission, in the transcript, and in any future use of the recording.  You can replay the call and view the transcript on the Microsoft Investor Relations website until June 13, 2017.

During this call, we will be making forward-looking statements which are predictions, projections or other statements about future events.  These statements are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could materially differ because of factors discussed in today’s press release, in the comments made during this conference call, and in the risk factor section of today’s presentation slides, our Form 10-K, Form 10-Q and other reports and filings with the Securities and Exchange Commission.  We do not undertake any duty to update any forward-looking statements.

And with that I’ll turn the call over to Satya.

SATYA NADELLA:  Thank you, Chris.

Thank you for joining us.  Before turning to the news about this deal, Jeff and I wanted to take a moment to express our condolences and sympathies for the victims and people of Orlando.  There should be no place in the world for violence and hatred exhibited this weekend.

Let me turn to the information we wanted to share with you this morning.  This deal brings together the world’s leading professional cloud and the world’s leading professional network.  Let’s start by going through some of the deal specifics.  Microsoft will acquire LinkedIn for $196 per share in an all-cash transaction valued at approximately $26.2 billion inclusive of LinkedIn’s net cash.  LinkedIn will retain its distinct brand, culture and independence.  Jeff Weiner will remain CEO, report to me and join the Microsoft Senior Leadership Team.  Reid Hoffman has stated his full support for the transaction, which the LinkedIn board recommended unanimously and his intention to vote all his shares in accordance with the board’s recommendation.  And we expect this transaction to close by this calendar year.

As I think about acquisitions, it’s important to call out how I think about them in terms of the dimensions that we evaluate.  First, is this an asset that will expand our opportunity, specifically does it expand our total addressable market?  Is this an asset that’s riding the secular technology trends?  And is this core to who we are and our core mission as well as sense of purpose and structural position?  And when I look at those three dimensions, LinkedIn really checks all the boxes.

It starts with the mission.  LinkedIn and Microsoft share a mission.  When we talk about Microsoft’s mission, we talk about empowering every person and every organization on the planet to achieve more.  There is no better way to really realize that mission than to connect the world’s professionals to make them more productive and successful.  That’s really what this merger and this acquisition is about.

So let me, with that, turn it over to Jeff to talk a little bit about the vibrancy of the LinkedIn asset as we see it today.

JEFF WEINER:  Yeah.  Thanks, Satya.

So on the next slide we’ve captured a bit of the highlights in terms of our ongoing progress and momentum.  With regard to the membership, now up to north of 433 million, worth calling out there, China remains our fastest growing and not surprising given the size of the addressable opportunity there.  One in five of the world’s knowledge workers and students, pre-professionals, if you will, reside within China.  So that continues to be a focus area for us.  105 million monthly actives, and that year over year growth rates reflects an acceleration not only in mobile but desktop as well, a byproduct of the recent investment we made in a re-imagination of our mobile application.

You can see the carryover effect in terms of the growing engagement in the section below that.  Mobile now accounts for about 60 percent of our traffic, and we continue to expect that to grow.  And then, lastly, with regard to our revenue and results, talent solutions comprises roughly two-thirds of our overall business.  You can see in 2015 was up 41 percent year over year, and sponsored content within our marketing solutions line continues to be the fastest growing business at scale.

SATYA NADELLA:  Great.  Thank you, Jeff.

The opportunity ahead for us is to realize this mission that both Jeff and I referenced, and that’s the most exciting part.  And the way we do that is by driving the product usage and engagement across LinkedIn, Office 365 and Dynamics.  That really truly becomes the core of what Microsoft does.  And we’ll accelerate that engagement and usage through a variety of different business models, subscriptions for individuals, subscriptions for organizations as well as advertising.  So that’s really the opportunity ahead.

When you think about the total addressable market, it goes up by 58 percent.  But to give you a bit of a feel for it, you should think about how Dynamics, for example, gets enhanced with LinkedIn Recruiter, how Dynamics gets enhanced with Sales Navigator and social selling.  How you can take some of the learning solutions of LinkedIn and then build out the full learning management solutions.  The marketing solutions that LinkedIn has and our distribution.  And then, of course, not to forget, Office 365 usage, which is at the core of Microsoft, and the LinkedIn usage.  So this is how we realize that total addressable market.  And our share of this total addressable market is just 9 percent, so we see plenty of opportunity going forward.

Now we already have a great position here.  Some of the numbers in this slide, I think, are well known to you.  We have over 1.2 billion users of Office, now over 300 million active devices running Windows 10, 70 million MAU or monthly active users of Office 365, Dynamics is 8 million paid seats.  And now you take all of that and look at LinkedIn, 433 million members, 105 million monthly active users, and all of the other data you see on the slide.

Now besides the numbers, though, what’s underneath that is this rich information graph.  What we have at Microsoft today is what we refer to as the Microsoft Graph, where people and their relationships, their calendars, their work artifacts, their projects, as well as what’s inside of business systems, whether it be leads and prospectives, all of that is connected as one information graph.  And, of course, LinkedIn has a similar graph.  It is about the professional network.  It’s about you, your job history, your skills, the people you know in your profession.  And if you connect these two graphs, that’s when the magic starts to happen in terms of how digital work gets completed.  We really can transform the life of professionals in terms of completing it.

And let me just turn it over to Jeff to talk a little bit about some of the vision he has shared here.

JEFF WEINER:  Yeah, so one of the things both Satya and I are most excited about is when you combine Microsoft’s corporate graph with LinkedIn’s professional graph.  We think we’re going to be able to take a very substantial leap forward, in terms of the realization of our vision, which is creating economic opportunity for every member of the global workforce.  And we’re going to do that through the development of the world’s first economic graph.  That’s a digital mapping of the global economy.  And for those of you a little less familiar with this it’s something at LinkedIn we’ve been talking about for several years now.

The economic graph envisions a profile on LinkedIn for every one of the 3 billion members of the global workforce, a digital representation for every company in the world, somewhere on the order of between 60 and 70 million companies, when you include small and medium sized businesses.  A digital representation for every one of the job availabilities made possible by those companies, on the order of 20 million-plus.  Digital reflection representation of every skill required to obtain those jobs, and through our Lynda acquisition the coursework to make that possible, a digital profile for every university or higher education organization, vocational training facility that enables people to acquire the skills they need to get the jobs offered by those companies.  And then lastly, a publishing platform that facilitates the sharing of professionally relevant knowledge between individuals, companies, and universities to the extent they’re interested in doing so.

And the goal is then to take a step back and to allow capital, all forms of capital, intellectual capital, working capital and human capital to flow to where it can best be leveraged and in so doing help transform and lift the global economy.  And we now believe through this combination we’re going to be better positioned to make that possible.

SATYA NADELLA:  Great, and so let me now sort of take you through a couple of illustrations to bring this home.  I want to start, in fact, with talking about more of the usage of Office 365 and LinkedIn and how that will get lit up and really help drive engagement on both sides.  Take the most obvious one, which is the profile.  LinkedIn essentially becomes the social fabric across all of Microsoft, whether it’s in Outlook, in Excel, or Skype, or PowerPoint, or Word, or SharePoint.  Now you have the ability whenever you’re looking up a contact not only to see that contact with the information that’s contained in Active Directory, but you can get at the full richness of their information in the professional network.  And who are all the others in their professional network.  So that’s sort of what we mean by the social fabric of your digital work and Office 365.

Another scenario is something that I’m very, very excited about is the newsfeed.  It’s the fastest growing engagement part of LinkedIn.  This is where there is fantastic traction on the mobile usage, with the new flagship app.  And it’s already a very relevant feed, based on what the LinkedIn profile contains, which is you, your skills, your profession, your company and your industry.  But just imagine now that feed being informed even by the projects you’re currently working on, the calendar information, essentially all the meetings into the next month that you have.  The relevance of that feed, bringing some of the AI and machine learning technology from Microsoft to improve that on a continuous basis and drive engagement and then, of course, the ad monetization that goes with it, which is one of the fastest growing businesses in LinkedIn.  So we are very, very excited about the newsfeed and what it can do.

Of course, the next one is Cortana.  Just imagine you’re walking into a meeting and Cortana now wakes up and tells you about the people you’re meeting for the first time, but tells you all the things that you want to know before walking in and meeting someone, because it has access to the professional network.  Cortana is about knowing everything about you, your organization, the world and now the professional network.  So really being able to reason about all of that and be your personal digital assistant that’s truly the best professional digital assistant is a fantastic opportunity.

So those are some of the end user benefits that drive intensity of usage across Office 365, in particular, and inside of LinkedIn itself.  But it’s not just about that, because it’s also about business process usage, whether it be CRM, whether it be HR, whether it be talent management and learning.  So I wanted you to get a bit of a feel for that, because I want Jeff to go over some of these business process things that we can do with LinkedIn and Dynamics and other products.

JEFF WEINER:  Yeah, thanks, Satya.

So historically at LinkedIn for us our overarching value proposition is connecting to opportunity, that holds for both members and customers.  And Satya just touched on a few of the examples of how we’ll be able to create additional value for members.  I’m going to turn now towards customers.  And historically it’s been about several different areas of focus, hire, market, sell and learn.  And we think this combination has the opportunity to tap new addressable markets, as Satya mentioned earlier, and create true differentiation in the marketplace.

Let’s start with social selling, it’s something we’ve been focused on now for a couple of years through our Sales Navigator tool, which provides business intelligence to sales people and enables them to take selling to social selling.  What does that mean specifically?  It means being able to identify exactly the right prospect by virtue of leveraging data flowing through LinkedIn on a proprietary basis.

It’s connecting with that prospect, turning cold calls into warm prospects by virtue of leveraging your network to get the introduction, which can make all the difference in the world.  It’s tapping an understanding of who that prospect is to best engage with them and reach out to them.  And all of this is done in service of greater sales efficacy and closing the deal.  And now we’ll be able to take that business intelligence tool, Sales Navigator, deeply integrate that into Dynamics and CRM and we believe we can change the game that way.  So that would be one example.

Turning now to organizational insights and transformation, and this is going to be a fun one for us.  You know, we have arguably the most unique and proprietary set of insights in the world of recruiting.  And as a result of that we’ve been able to transform and disrupt the way recruiting works, specifically able to scale what we call passive candidate recruiting, which has disrupted the industry in a significant way.

We are also able to provide insights to customer and a show stopper historically has been what we call talent inflow and outflow.  So you’ll sit down with a company and their executive team, the CEO, at an executive briefing and we’ll show them where their talent is going to, in terms of the competition, where the talent is coming from.  And I just briefly and anecdotally, it’s always fun to see the response, because when it’s green and there’s a lot of talent coming in from the competition the CEO says this is the greatest thing I’ve ever seen, I love this.  And when it’s red they’re like this can’t be right, I’m not losing talent to the competition.  And it just speaks to the importance of that kind of proprietary insight.

And when you take Microsoft’s assets, specifically in this case VoloMetrix, and this acquisition that enables you to understand all kinds of business intelligence within an organization that speaks to productivity, whether it’s sales productivity, organizational effectiveness throughout the organization, you can start to paint a picture of how we can create a platform here, how we can create a stack here.  And by virtue of Microsoft’s deep relationships and workflow throughout the world, in terms of their enterprise customers, we can change the game in that regard.

And then lastly, this is one that I think Satya and I would rate pretty highly on the excitement scale.  And we’re both very passionate about learning and I think share a clear conviction and vision in terms of the fact that the days in which a professional or any member of the global workforce, for that matter, could acquire a skill or certification, have a job for the rest of their lives, that’s over if not coming to an end.  People are going to need-and that’s by virtue of the pace and acceleration of innovation.  People need access to always on learning and continuous education so they can be trained for the jobs that are and will be and not just the jobs that once were.

So how can we expand the LinkedIn footprint here?  Through our acquisition of Lynda we picked up a world class entity in the creation of coursework what we believe could transform learning and development.  Now imagine that coursework deeply integrated throughout Microsoft’s ecosystem.  And one example specifically we’re excited about is integrating learning alongside some of the most popular productivity apps anywhere in the world, Excel, PowerPoint, and Word.  Now visualize a new tab added to Office called Learning.  And you’ll start to get a sense of the power of this.

The image that you’re seeing there is something we’re really excited about.  It’s actually a new proprietary technology that is a contextual overlay so that when you are in these Microsoft products you’re going to be able to see who you can tap within your network, within the entire broader ecosystem, freelancers, and the actual coursework itself.  And I’ll leave you with this, 6 of the top 25 courses on Lynda are related to Microsoft products, so excited about this opportunity.

SATYA NADELLA:  That’s great, Jeff.  Thank you.

Hopefully that gives you a real feel for how between LinkedIn, Office 365 and Dynamics we can create a tremendous amount of value for the customers of each of these products by doing these tasteful integrations that bring together business process, productivity, collaboration, and the professional network and transform or reinvent productivity and business process.

But the value goes beyond that.  We are, of course, going to use the Microsoft field and distribution channel to scale the LinkedIn business, reach more audiences and customers.  We have a scaled cloud infrastructure, we fully expect LinkedIn to be able to use that stack.  Bing will have the best people search and professional search capabilities.  The LinkedIn feed insight of Windows done tastefully will also improve engagement.  And then also for developers there is a set of APIs out of LinkedIn that we will expose through Azure and our tools to drive even developer engagement, so plenty of other opportunities, as well.

So with that what I want to do is I want to really transition now to Brad to talk about the regulatory approach, as well as then later Amy to talk about the transaction overview.

So, Brad, over to you.

BRAD SMITH:  Thank you, Satya.

A few words on the regulatory situation.  First, as we noted in the slide, we plan to obtain regulatory approval in the United States, the European Union, and Canada before we close the transaction.  There will be a small number of additional countries where we’ll need to obtain regulatory approval before implementing the transaction in those particular countries.  I did want to note that we’ve concluded that regulatory approval is not going to be required in Japan, South Korea, or China.

And then second, as we noted in the slides, we’re confident about our prospects for obtaining regulatory approval by the end of this calendar year.  We’re really confident for three reasons.  Number one, this merger is what antitrust lawyers would term highly complementary.  There’s not any significant overlap between the product and services of the two companies.  Indeed, LinkedIn’s strength, as you’ve heard, is in its professional network and related talent and marketing solutions.  Microsoft’s is in our productivity software, cloud platform and the like.  Second, it’s clear we have an opportunity at Microsoft to use our complementary assets to expand LinkedIn’s business.

And, third, there’s a real opportunity as you’ve heard to deliver strong benefits to consumers, really benefits through innovation and these new scenarios to the many hundreds of millions of people around the world who can get more in their lives out of this work together.

So that’s how we see that.  And let me pass this to Amy.

AMY HOOD:  Thanks, Brad.

As you’ve heard from Satya and Jeff, we’re excited about the new scenarios that are only possible as we connect the professional world.  And we’re confident that our joint product and go to market opportunities accelerate long-term growth and new complementary addressable markets.

Let me first speak to a few details of the transaction.  Under the terms of the definitive agreement, we’ve agreed to acquire LinkedIn for $196 per share in an all-cash transaction, that is approximately $26 billion dollars inclusive of LinkedIn’s net cash.

The transaction has been unanimously approved by the boards of directors of both Microsoft and LinkedIn.  And Reid Hoffman, the Chairman, co-founder, and controlling shareholder of LinkedIn has stated he will vote all his shares in accordance with their board’s recommendation.

We expect the transaction to close by the end of the calendar year during the second quarter of our Fiscal ‘17 subject to approval by LinkedIn shareholders, and the satisfaction of certain regulatory approvals and other customary closing conditions.  We will finance this transaction primarily through new debt issued prior to close, which we intend to raise opportunistically during favorable market windows.

Our primary objective with the combination is to accelerate our top line growth across LinkedIn’s core business as well as Office 365 and Dynamics.  Additionally, we expect at least $150 million annually in cost synergies as we naturally combine two public company entities.

Near-term in Microsoft’s Fiscal ‘17 and ‘18, we anticipate this transaction will be slightly dilutive, about 1 percent, to non-GAAP EPS based on the expected close date.  By FY ‘19, and less than two years after close, we expect the transaction to be accretive to non-GAAP EPS.  In this context, non-GAAP does include stock based compensation expense consistent with Microsoft’s reporting treatment, but excludes the anticipated impact of purchase accounting adjustments, as well as integration and transaction related expenses.  We’ll provide an update on the EPS impact after the transaction closes.

Now let me turn to the topic of capital allocation.  We will continue with our approach, which is to balance our high priority investments to drive our long-term growth and to meet our commitment to return cash to our shareholders.  We will continue our share repurchase plan, and today reiterate our intention to complete the current $40 billion authorization by the end of the calendar year on the same time frame as previously committed.

We currently plan our reporting results for LinkedIn post acquisition in our Productivity and Business Processes segment.  Additionally, we will introduce relevant key performance indicators nearer to the close consistent with our treatment of other businesses.

As both Satya and I have said consistently, we evaluate new markets and opportunities through three lenses.  First, we ask ourselves whether an opportunity will expand our addressable market, and does that TAM have structural tailwind?  Second, does this then align with our core business and overall sense of purpose where we can take a leadership role?  And, finally, with our ownership, can we generate meaningful revenue and profit growth?  The addition of LinkedIn to Microsoft meets this high bar.

With that, let me turn it back to Satya.

SATYA NADELLA:  Thank you, Amy.

Today is an exciting day.  It’s the bringing together of the world’s professional cloud and the world’s professional network.  Jeff and I are looking forward to what we can do together to make a bigger difference in the world together for our customers.

Now let’s open it up for questions.  Over to you, Chris.

CHRIS SUH:  Great. We’ll now move to the Q&A portion of the call.  Operator, please repeat your instructions.

(Operator Direction.)

BRENT THILL, UBS:  Thanks.  Satya, you’ve had a tougher track record in large M&A.  Why is this deal different?

And, for Jeff, one of the key concerns has been the growth rate of the company has been decelerating, why are you confident in that reacceleration?

SATYA NADELLA:  Thanks, Brent.  So the way I think about M&A acquisitions, Brent, is those three dimensions I talked about.  What is the total addressable market opportunity?  Is any deal helping us get into new markets or more successfully operate within market?  Second, is there secular tailwinds both in terms of usage as well as technology?  And then, third, is this something that’s at the core of Microsoft?  Is this something that we can really bring together both our structural position as well as what we focus our best execution against?

And when I look at it in that dimension, really this LinkedIn acquisition checks all those boxes.  If you look at the combination of Office 365, LinkedIn and Dynamics, that’s at the core of who we are and our move to the cloud.  That’s where we have our momentum.  And then you combine it with another born in the cloud asset which is a network asset, because I really strongly believe that it’s not just about software as a service, but it’s software as a service coupled with the network which has multiple sides that give you the best long-term monetization opportunity.

Look at even how we are talking about CRM, it’s not just about CRM but it’s CRM with social selling.  It’s not just about ACM, it is ACM with talent management solutions and recruiting from LinkedIn.  Those to me are the transformative things that we can now do, and that’s what gives me the optimism.

The other thing that also we have talked about with Jeff is the structure, because of course we’ll learn from the past.  I want us to have LinkedIn retain its culture, it’s brand, the way they go about building this network.  And do that independently, while achieving the integrations for our customers.  And we can do that.  I mean, if you look at even all the scenarios Jeff and I painted, they’re loosely coupled integration.

This is not about changing the core of LinkedIn.  It’s about bringing the best of LinkedIn and the best of Microsoft.   And our executional handicap on this is, in fact, a lot lower than any of the others that you have talked about in the past.

So let me turn it over to Jeff for the other part.

JEFF WEINER:  Yeah, in terms of the growth prospects, I would think about it at least on two dimensions, both of which we alluded to in the materials we presented.  The first is with regard to the overall network and member experience, and the second is with regard to the customer experience and the business opportunity.

On the former, there is a meaningful opportunity for scale here by virtue of the alignment.  So you take our network, 433 members thus far today, about 100 million plus monthly actives, and you seamlessly integrate that throughout Microsoft’s global footprint of over a billion customers.  A billion customers that contextually are as relevant as it gets in terms of our addressable opportunity.

And you think about bringing that social layer, the power of connections, professional identity, to specific properties, specific assets like Outlook, Calendar, Office, Windows, Skype, Dynamics, and we’re both very excited about where we can take that part of the business.

So that would be almost foundational in a sense, because each time we more deeply engage a member, we’re in a position where we’re going to have greater profile completeness, where there will be higher connection density, higher liquidity of content within that member’s feed, more top of the funnel action in terms of premium subscriptions, more marketing solutions or ad sales inventory, more data that can be targeted by the customers that are looking for it.  So that’s one component of this.

The second component and dimension is on the customer front.  And I think Satya just did a really nice job of talking through higher market, sell, learn, all of these opportunities that we’re already in but become much bigger and a higher probability of success given how deeply Microsoft is already present within our customer base and their customer base.  And we’re not just expanding the footprint there, we’re going deeper into the workflow.  That workflow is going to create more value, potentially less churn.  So that would be a construct in terms of thinking it through.

BRENT THILL:  Thank you.

CHRIS SUH:  Thank you.

We’ll take another call, please.

(Operator Direction.)

QUESTION:  Hello, this is Dan Cranan (ph) for Mark.  Thanks for taking my question.  I just had a question about your commercial cloud revenue guidance.  You previously guided through $20 billion annualized run rate by Fiscal ‘18.  How does this acquisition impact the guidance for the commercial cloud given that it integrates so closely with Dynamics and Office 365?

And second question is, you’ve done a ton of work with machine learning and predictive analytics, how do you see this helping to increase the value proposition or willingness to pay both for Office customers and LinkedIn as you integrate those three offerings?  Thank you.

SATYA NADELLA:  Yeah, so let me take the second part then I’ll even ask Amy to talk about it and then Jeff to add if needed.

When I think about the opportunity when it comes to machine learning and analytics, it’s a tremendous opportunity for us.  I mean think about the org analytics that we have today inside of Office 365.  It’s one of the big differentiators of what we call Office 365 E5.  And this is about being able to take that Microsoft Graph and then bring insight at the next level.  Now you combine that with the professional graph.  I mean this is what Jeff was describing with all of the insights they have inside of this proprietary database called the LinkedIn Database.  And the combination of the two can give a lot of data and information and that’s where some of our best machine learning and AI work will happen.

The other piece that I’m very excited about is the newsfeed.  I mean I go every day to LinkedIn newsfeed.  It’s already really a very relevant newsfeed, because it knows my profile, it knows where I work, my organization, my industry.  But just imagine now you take that and combine it with additional vectors, such as my projects, my calendar, all the people and companies I’m going to meet over the next month.

Now that relevance problem, again, we are well suited to solve that.  I mean that’s about our natural language understanding, it’s about applying the machine learning at scale.  And this is where I think that we can, in fact, drive that relevance and then the ad targeting to the next level.  So I’m very, very excited about the opportunities around analytics, business process, and AI.

So let me turn it over the question.

AMY HOOD:  Let me take the question of $20 billion annual revenue run rate by FY ‘18.  That goal for us did not contemplate this type or scale of M&A and so as I stated in April we remain on track and confident in our ability to meet that goal.  And in fact, today I’m more confident, because of the deep alignment into really what is the core strength of this company, which has been around productivity and business process.  So I do think this should accelerate our momentum beyond sort of what we’ve talked about as our goal for FY ‘18.

QUESTION:  Great, thank you very much.

AMY HOOD:  Thanks.

CHRIS SUH:  We’ll take the next question.

(Operator direction.)

HEATHER BELLINI, Goldman Sachs:  Hi, great.  And I apologize, because I was jumping on and off.  Congratulations on the announcement.  I was wondering if you could share with us the enterprise sales strategy that you had at LinkedIn obviously before this announcement and if you can talk a little bit about how you’re going to leverage Microsoft’s enterprise sales force in order to kind of reach the maximum vision?  I’m just wondering what type of cross-pollination we might be thinking about.  Thank you.

JEFF WEINER:  Yeah, we have two primary channels.  We have our field sales force at LinkedIn and we have online or self-serve, which is going to maximize leverage.  And we’re always trying to get at that leverage wherever possible.  Some of these solutions really require that kind of human interaction and that kind of support.

So talent solutions, within talent solutions specifically our flagship recruiter product is the core of that business.  We’ve got a strong enterprise sales footprint, 40,000 enterprise customers-plus, 40,000-plus.  And we’re looking forward to potentially expanding the products in their bag that we can take to market.  And Satya talked a little bit about human capital management and that continuum.  That goes beyond passive candidate recruiting.  It goes beyond active job searches.  And there’s so much more we can be doing there.  And of course, learning and development has also been able to leverage that sales footprint and we’re excited about the opportunity to expand there, as well.

We have an ad sales force that brings our marketing solutions to customers.  And we’re going to be in a position now where we can unlock additional inventory from within Microsoft’s ecosystem.  Sponsored content is already our fastest growing business at scale.  So there should be additional opportunities there. And you know we’ve got Sales Navigator and of course Microsoft has Dynamics.  And new think there’s going to be significant opportunities there to take that to the next level in terms of the proprietary solution that’s possible through the combination of our business intelligence tools and the data flowing through LinkedIn and Dynamics as a CRM capability and full service solution.

SATYA NADELLA:  Yeah, I’m very, very excited about the potential here of thinking of what Microsoft does with Dynamics and Office 365 and our channel as a fundamental accelerant to the core sales motions that LinkedIn already has.  So as we plan the integration that’s clearly going to be one of the big dimensions where we can really drive a lot of increased growth for both sides.

AMY HOOD:  Thanks, Heather.

CHRIS SUH:  We’ll take the next question, please.

(Operator direction.)

MARK MARCON, Robert W. Baird:  Thanks for taking my question and congratulations to everybody.  Two questions, one would be are there any sort of performance metrics that the deal is predicated on in terms of either engagement, usage growth, member growth, et cetera, prior to the close.  And then secondly, just as it relates to the member experience, is it expected that the member experience is going to change materially in terms of who you can allow into your network?

SATYA NADELLA:  Let me start and then, Jeff, you should add and, Amy, you can add, as well.

You know, first of all we will have KPIs that we will talk about in terms of how we track progress and mark progress once the deal is closed and as we get close to that we’ll talk more about that.  But one of the things that’s very important to us is, whether it be Office 365, whether it’s Dynamics, or now LinkedIn, what’s paramount is really usage and satisfaction.  So that’s what LinkedIn has had a culture of member first.  And I talk about customer first, and customer obsession when it comes to our products.  We measure it by, as I said, usage and satisfaction and engagement intensity.  And that’s what’s going to be driving our product agenda, because monetization is naturally built into that intensity of usage and that’s how we will go.

And so I don’t expect anything to change, per se, but things will get enhanced.  So there are no new gates for membership.  If anything we would want to say there’s more value to being a LinkedIn member.  There’s more value to being an Office 365 customer and more value to being a Dynamics customer.  That’s how I feel.

AMY HOOD:  And to, Mark, your specifically questions on any issues prior to close in terms of KPIs that the company has to meet, no.  It’s just based on the customer, the vote of the shareholders of LinkedIn, as well as the customary closing conditions.

MARK MARCON:  Great, thank you.

CHRIS SUH:  We’ll take the next question, please.

(Operator direction.)

ED MAGUIRE, CLSA:  Hi.  Thanks for taking my question and congrats on the deal.  I wanted to ask about the different analytic competencies between LinkedIn and Microsoft.  I’m wondering what your roadmap is for integrating some of the different pieces across the portfolio.  And also just looking at the different offerings, how you’re monetizing this, do you see the combination as a way to improve up-selling your pricing, or really just as a way to reinforce the core value prop of the offerings to both customer bases?

SATYA NADELLA:  I’ll start with the analytics piece and so on.  I mean the core capability of being able to create value on a graph comes from being able to do machine learning and AI at scale.  That’s really what this next wave of technology innovation is about.  But in order to be able to do that you need data.  And LinkedIn represents that when it comes to the professional network.  It’s the leading professional network.  Microsoft Graph, which is the data underneath Office 365, and Dynamics, represents the other side of it.  And so your ability to add intelligence and insights and the ability for people to most importantly take intelligent action gets very enhanced.  And that’s where we will sell the solutions, whether it be org analytics, whether it be analytics around recruiting, whether it be analytics around sales efficiency.  Those are the things which people want and we are very, very excited about driving that piece.

And now I forget.   What’s the second part of your question?

AMY HOOD:  I think he was talking really about how to add economic value.  And what I would say, Ed, really falls into two basic buckets.  One many of the analytics scenarios that Satya and Jeff walked through are net new.  That isn’t about up-selling, per se, in the way we’ve historically talked about it, it’s about adding new TAM and adding new revenue and adding new subscription value.

Now a second component which we talked about is some of our core analytics value props that we have today in Office 365 in our highest ARPU product.  So this is also about our confidence in terms of being able to continue to raise the ARPU per seat and being able to up-sell to E5 and continue to add value both in this current SKU in the market over time, as well as going forward.

ED MAGUIRE, CLSA:  Great.  Thank you.

CHRIS SUH:  We’ll take the next question please.

(Operator direction.)

KASH RANGAN, Bank of America:  Hi.  Thank you very much.  I’ve always been dreaming of logging into my workspace with a Facebook, LinkedIn type of a landing page and then doing my work from that point.  So it looks like that vision might come true with this interesting combination.  Congrats to you guys.  I can envision that Office 365 is going to look a whole lot different in the next one to two years.

The question for you is for the Microsoft side, what specific portions of the LinkedIn product portfolio do you feel that you could get the most synergies through way of easy wins, such as your distribution.  And secondly how worried should we be with respect to security implications?  LinkedIn operates more on a public basis, whereas Office 365 is more of a private network within the enterprise.  As you bring these two worlds together how are you going to be navigating through what information is actually allowed to be exposed from public networks versus not and how that might actually change your view of synergies longer-term.  Thank you very much.

SATYA NADELLA:  Thanks, Kash.

Overall, first let me address the second part.  The key here is that we keep these two worlds separated, because there’s public information, there’s tenant information, which is the customer’s own data and nothing gets linked, nothing gets connected without customer’s opting in, without provisioning of IT principles around it.  So in other words customers decide what to connect and we believe customers will connect these, because of the value it generates for them.  But even when it generates that value it’s their data, it’s their insights.  So we are very, very clear and very, very principled about how we will approach security.

Now the second thing is in terms of the value we create and the what’s the easy wins, I think just take LinkedIn by itself, I mean the first thing is the additional distribution for LinkedIn, forgetting even any connections and integration just making LinkedIn more naturally available one click away from your contacts, one click away in your e-mail, one click away in your browser, one click away in Cortana.  Those are all things that we immediately hope to do, because when we think about Windows and Office that’s where the world’s professionals are,  a billion-plus users, that are every day using these tools.  And so that’s sort of the most natural place.

Then we can go to that newsfeed piece that you’re excited about, that I’m excited about, even there the ability for you to take your calendar information and share it with your newsfeed and the newsfeed uses AI to make it more relevant, that’s the kind of things that we would see going on in the very beginning.  So lots of good, quick wins, which we hope to get a fast start on, and then as we do deeper integration customers will have more value, but always customers are in control.  And that’s going to be our core principle.

KASH RANGAN:  It’s very exciting.  Thanks a lot.

AMY HOOD:  Thanks, Kash.

CHRIS SUH:  Thank you, Kash.

We’ll take the next question, please.

(Operator direction.)

PHILLIP WINSLOW, Credit Suisse:  Hi.  Thanks, guys, for taking my question and congrats to both parties here.

Satya, you’ve talked a lot about, not just today, but previously on the Office Graph and Delve, as well as just Microsoft as a platform company, especially when you look at Azure.  When you think about what LinkedIn brings to the table here and the potential of the APIs, there were some changes from LinkedIn last year, but if you put those together, those APIs together with the APIs at Microsoft, and Azure, maybe talk about some of the platform component of this, ISVs, third party developers, even enterprise developers, et cetera.  Thanks.

SATYA NADELLA:  I mean I’ve always sort of said that the most strategic Microsoft API even for Azure developers is the Microsoft Graph and now we have one more, which is the LinkedIn Economic Graph, because really the way to think about cloud platforms is these networks, these information graphs where you can expose them to developer and then also give them all the cloud infrastructure.  That’s when you can create a higher value.  Just being in any one part doesn’t maximize the value.

Whenever Amy and I think about even our capital we think about Azure, we think about the higher level services in our Enterprise Mobility Suite, our Office 365, Dynamics, and now LinkedIn.  That combination of these higher level services that also have APIs along with the infrastructure services is what gives Microsoft’s cloud the most unique monetization capability and long-term return capability.  And that’s essentially how we will approach it.

AMY HOOD:  Thanks, Phil.

CHRIS SUH:  We’ll take the next question, please.

(Operator Direction.)

WALTER PRITCHARD, Citi:  Hi, thanks.  Amy, I’m wondering if you could talk about, you know, you guided to flat OPEX, and you had a very tight control on OPEX, and I’m wondering if this at all changes your philosophy around that with buying sort of assets that are growing faster, and you maybe need to invest more?  And then, just generally, the concept of sort of buying innovation versus investing in innovation, how you’re thinking about her tradeoff there?

AMY HOOD:  Thanks, Walter.  Let me first of all start by saying, we’ve spent really the past two-and-a-half years focused on moving, actually, our OPEX from lower growth areas to higher growth areas. We’ve done that consistently, and that’s resulted as an output in a more controlled view on OPEX.  We have many high growth areas that we have invested aggressively in in the past two years, Azure, Office 365, analytics, machine learning, and you go down that list and it’s about pivoting the company.

And so to me LinkedIn is just another in a list of organic or inorganic opportunities to pivot to structurally growing areas where we have a structural competitive advantage.  And I feel very good about that, but I don’t view it as any different, very transparently, than the two years we’ve spent working hard and all the employees at Microsoft have worked hard to sort of change our trajectory on all these things.

And so I don’t view it as, frankly, any different in terms of setting ourselves up for long-term growth in the areas where we have very high growth rates across our commercial cloud, Bing, and other places.

CHRIS SUH:  Thank you, Walter.

We’ll take the next question, please.

(Operator Direction.)

ROSS MCMILLAN, RBC Capital Markets:  Thanks so much and congratulations on the deal.  Satya, Talent Solutions is about two-thirds of LinkedIn, and that’s grown as an independent business.  I’m just curious, would it benefit Microsoft to integrate that with Microsoft Human Capital Management software offerings, fully leverage that within your customer base?  And, if so do you have those required pieces for that HCM software category?  Thanks.

SATYA NADELLA:  That’s a very exciting opportunity for us.  We have Dynamics today that obviously participates across CRM and ERP and HCM categories in a very light way, I would say, today.  And so to me begin able to take what LinkedIn has done with the Recruiter and Talent Management solutions and looking at what are the natural ways to expand into Dynamics is going to be the next set of things that we will do.

But the one thing that you may not recognize is when you think about business process applications, one of the key things is a lot of what I would call extensions and customizations that get built.  We have one of the richest tool chains for that.  When you look at Azure and Power Apps and Visual Studio, those are the places where, whether you’re extending quite frankly your SAP or Dynamics or any SaaS application, that’s where we see a lot of activity on our cloud.  So that’s another growth piece for us which comes very naturally as we think about business process meets LinkedIn.

ROSS MCMILLAN:  Amy, I just had a quick follow-up, if I could.  I just was curious on your financial assumptions around modest dilution.  Did you have any different revenue growth assumptions for LinkedIn relative to current consensus?  I wondered if you could maybe make any comments around that?  Thank you.

AMY HOOD:  Sure, Ross.  In general, for the period to which I’ve guided, which is ‘17 and ‘18 on dilution, very, very little difference between their core consensus numbers and what we’ve assumed.

ROSS MCMILLAN:  Thanks very much.

CHRIS SUH:  Thanks, Ross.

We’ll take another question, please.

(Operator Direction.)

BRAD REBACK, Stifel:  Great.  Thanks very much.  Amy, is there a minimum amount of net cash you need to run the business going forward?

AMY HOOD:  You know, actually good question, Brad.  I feel very confident with the amount of net cash that we have in order to continue to aggressively invest on the capital side, both in terms of building out our commercial cloud infrastructure and being competitive as well as giving us plenty of flexibility in terms of any types of M&A we’d like to do, and continuing our focus on cash returned to shareholders.

BRAD REBACK:  Great.  Thanks very much.

CHRIS SUH:  I think we have time for one more question, please.

(Operator Direction.)

MICHAEL TURITS, Raymond James:  Hey, guys.  My congrats also, and thanks very much.  Amy, quick question for you, $150 million gets you four points, it looks like, of additional EBIT margin expansion over time.  What are your thoughts on how much — what the operating margins could eventually look like for LinkedIn?  And when you think about that expansion, how much can you get out of putting their infrastructure onto the cloud platform, and the impact of maybe cutting back on some of that CAPEX and associated depreciation?

AMY HOOD:  Thanks for the question.  You know, first I should say, my focus really in this acquisition, as I said in my comments, is about first and foremost top line revenue growth and accretion to our other businesses.  That is the philosophy.  It’s the rational for members.  And it’s the rational for adding value to customers.  And ultimately adding to profit growth at our bottom line.

In terms of assumptions on their operating margin, we’ve basically taken the comments that they’ve made very publicly in terms of focusing on that improvement.  We’ve made some natural assumptions about combining two public company entities.  And I think in terms of making progress, I think our abilities, which really Jeff covered really well in terms of leveraging our sales models and Satya talked about the Dynamics sales force.  We’ll be able to make good, solid progress here.  But it will come with a combination of high expectations for revenue growth and expansion.  And then the natural follow-on of scale to operating margin.

CHRIS SUH:  Thanks, Michael.

So this wraps up our Q&A.  Thanks for joining us today.  While we’re in Northern California talking about empowering professionals, our Xbox box teams are in Southern California talking about empowering gamers.  We encourage everyone to check out their press briefing which just started on Xbox.com.  Thanks again for joining us.

AMY HOOD:  Thanks all.

SATYA NADELLA:  Thank you very much.

END

Additional Information and Where to Find It

In connection with the transaction described above, LinkedIn Corporation (the “Company”) will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at LinkedIn’s website (http://investors.linkedin.com) or by writing to LinkedIn Corporation, Investor Relations, 2029 Stierlin Court, Mountain View, California 94043.

The Company and its directors and executive officers are participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 22, 2016. To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.